Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Agree Realty Corporation

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
	Equity	Common Stock, par value $0.0001 per share	Other	2,000,000	$60.31	$120,610,000	0.00014760	$17,802.04
Total Offering Amounts						$120,610,000		$17,802.04
Total Fee Offsets (3)								$0.00
Net Fee Due								$17,802.04

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement shall also cover any additional shares of Agree Realty Corporation (the “Registrant”) common stock, par value $0.0001 per share (the “Common Stock”), that become issuable under the Registrant’s 2024 Omnibus Incentive Plan set forth herein by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Common Stock, as applicable.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on May 31, 2024.

(3)	The Registrant does not have any fee offsets.